EXHIBIT 8.1

April 29, 2005	Mayer, Brown, Rowe & Maw LLP
190 South La Salle Street
Chicago, Illinois 60603-3441

Dobson Cellular Systems, Inc.	Main Tel (312) 782-0600
Dobson Communications Corporation	Main Fax (312) 701-7711
Dobson Operating Co., LLC	www.mayerbrownrowe.com
Dobson Operating Co., LLC
DOC Lease Co., Inc.
14201 Wireless Way
Oklahoma City, Oklahoma 73134

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as tax counsel for Dobson Cellular Systems, Inc. (the “Company”), Dobson Communications Corporation (“Dobson Corp.”), Dobson Operating Co., LLC (“Dobson LLC”) and DOC Lease Co., LLC (“DOC Lease” and collectively with Dobson Corp. and Dobson LLC, the “Guarantors”) in connection with the preparation of a registration statement on Form S-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission relating to the registration of the Company’s 8.375% First Priority Senior Secured Notes due 2011 (the “8.375% Notes”), First Priority Senior Secured Floating Rate Notes due 2011 (the “Floating Rate Notes”) and 9.875% Second Priority Senior Secured Notes due 2012 (the “9.875% Notes” and collectively with the 8.375% Notes and the Floating Rate Notes, the “Notes”) and the guarantees as to the payment of principal and interest on the Notes by the Guarantors (the “Guarantees”). Pursuant to the Registration Statement, the Company is offering to exchange (the “Exchange Offer”) up to $250,000,000 aggregate principal amount of the 8.375% Notes, $250,000,000 aggregate principal amount of the Floating Rate Notes and $325,000,000 of the 9.875% Notes for a like amount of its outstanding unregistered 8.375% First Priority Senior Secured Notes due 2011 (the “Original 8.375% Notes”), First Priority Senior Secured Floating Rate Notes due 2011 (the “Original Floating Rate Notes”) and 9.875% Second Priority Senior Secured Notes due 2012 (the “Original 9.875% Notes” and collectively with the Original 8.375% Notes and the Original Floating Rate Notes, the “Original Notes”) and to exchange the Guarantees for the guarantees as to the payment of principal and interest on the Original Notes by the Guarantors (the “Original Guarantees”). The Notes and the Guarantees will be issued upon consummation of the Exchange Offer. The Original Notes and Original Guarantees were, and the Notes and the Guarantees will be, issued pursuant to two indentures, one indenture dated as of November 8, 2004 (the “8.375% and Floating Rate Indenture”) among the Company, the Guarantors and the Bank of Oklahoma, as trustee (the “8.375% and Floating Rate Indenture Trustee”) and another indentures dated as of November 8, 2004 (the “9.875% Indenture” and collectively with the 8.375% and Floating Rate Indenture, the “Indentures”) among the Company, the Guarantors and BNY Midwest Trust Company (the “9.875% Indenture Trustee” and collectively with the 8.375% and Floating Rate

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Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Dobson Cellular Systems, Inc.
Dobson Communications Corporation
Dobson Operating Co., LLC
DOC Lease Co., Inc.
April 29, 2005

Indenture Trustee, the Trustees). Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

You have requested our opinion concerning certain tax matters related to the Notes and the Exchange Offer. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a.	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b.	All factual representations, warranties and statements made in the Registration Statement, and other documents relating to the Notes and the Exchange Offer, are true and accurate as of the date hereof; and

c.	The description of the Notes and the Exchange Offer in the Registration Statement is accurate, the Exchange Offer will be consummated in accordance with such description, without any waiver or breach of any material provision thereof, and the Exchange Offer will be effective under applicable corporate law.

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

Based upon the foregoing, the statements set forth in the Registration Statement under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as they discuss matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, constitute our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

Dobson Cellular Systems, Inc.
Dobson Communications Corporation
Dobson Operating Co., LLC
DOC Lease Co., Inc.
April 29, 2005

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder. This opinion is based on facts and circumstances existing on the date hereof.

Sincerely,

Mayer, Brown, Rowe & Maw LLP